                                                                    EXHIBIT 12.1


                          Archstone Communities Trust
               Computation of Ratio of Earnings to Fixed Charges

                         (Dollar amounts in thousands)

                                  (Unaudited)


                                                    Nine Months Ended
                                                      September 30,                 Twelve Months Ended December 31,
                                                  ----------------------    ----------------------------------------
                                                    1999         1998         1998        1997(1)       1996
                                                  ----------------------    --------     ---------     -------
Earnings from operations......................     $125,106     $ 95,308     $133,926     $24,686      $ 94,089
Add:
 Interest expense.............................       87,818       56,151       83,350      61,153        35,288
                                                   --------     --------     --------     -------      --------
Earnings as adjusted..........................      212,924     $151,459     $217,276     $85,839      $129,377
                                                   ========     ========     ========     =======      ========
Fixed charges:
 Interest expense.............................     $ 87,818     $ 56,151     $ 83,350     $61,153      $ 35,288
 Capitalized interest.........................       25,385       20,764       29,942      17,606        16,941
                                                   --------     --------     --------     -------      --------
  Total fixed charges.........................     $113,203     $ 76,915     $113,292     $78,759      $ 52,229
                                                   ========     ========     ========     =======      ========
Ratio of earnings to fixed charges............          1.9          2.0          1.9         1.1           2.5
                                                   ========     ========     ========     =======      ========


                                                   Twelve Months Ended December 31,
                                                   --------------------------------
                                                      1995        1994
                                                    --------     -------
Earnings from operations......................      $ 81,696     $46,719
Add:
 Interest expense.............................        19,584      19,442
                                                    --------     -------

Earnings as adjusted..........................      $101,280     $66,161
                                                    ========     =======
Fixed charges:
 Interest expense.............................      $ 19,584     $19,442
 Capitalized interest.........................        11,741       6,029
                                                    --------     -------
  Total fixed charges.........................      $ 31,325     $25,471
                                                    ========     =======
Ratio of earnings to fixed charges............           3.2         2.6
                                                    ========     =======


--------------
(1) Earnings from operations for 1997 includes a one-time, non-cash charge of $71.7 million associated with costs incurred in acquiring the management companies from an affiliate. Excluding this charge, the ratio of earnings to fixed charges for the year ended December 31, 1997 would be 2.0.